Exhibit 10.1

ASSET CONTRIBUTION AGREEMENT

dated as of

October 18, 2010

and effective as of

September 1, 2010

between

AMANDA GODIN,

as Contributor,

and

BIOLOG, INC.,

as Contributee

ASSET CONTRIBUTION AGREEMENT

This ASSET CONTRIBUTION AGREEMENT (this “Agreement”), dated as of October 18, 2010 and effective as of September 1, 2010, between AMANDA GODIN, an individual, as contributor (“Contributor”), and BIOLOG, INC., a Utah corporation, as contributee (“Contributee”).

RECITALS

WHEREAS, Contributor desires to contribute, transfer, grant, assign or otherwise convey to Contributee all of Contributor’s right, title and interest in and to the Contributed Assets (as defined below) on the terms and subject to the conditions set forth herein; and

WHEREAS, Contributee desires to accept as a capital contribution all of Contributor’s right, title and interest in and to the Contributed Assets on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, Contributor and Contributee, intending to be legally bound, hereby agree as follows:

ARTICLE I

USAGE AND DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms have the following meanings:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such former Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of any such Person or (ii) to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Board” means the Board of Directors of Contributor.

“Closing Date” means September 1, 2010.

“Contribute,” “Contributed” and “Contribution” has the respective meanings set forth in Section 2.1(a).

“Contributed Assets” means the assets set forth on Schedule 1.

“Contributee” has the meaning set forth in the preamble.

“Contribution Date” means the Closing Date.

“Contributor” has the meaning set forth in the preamble.

“Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Indemnifying Party” has the meaning set forth in Section 4.4(a).

“Indemnitee” has the meaning set forth in Section 4.4(a).

“Insolvent” means, with respect to any Person other than an individual, where (i) such Person has made a general assignment for the benefit of creditors, (ii) any proceeding has been instituted against such Person seeking to adjudicate such Person as bankrupt or insolvent, or seeking such Person’s liquidation, winding up or reorganization, or seeking any arrangement, adjustment, protection, relief or composition of any of such Person’s debts under any requirements of law relating to bankruptcy, insolvency or reorganization or (iii) such Person is unable to pay such Person’s debts as they come due. With respect to any Person that is an individual, “Insolvent” means where (i) such Person has made a general assignment for the benefit of creditors, (ii) any proceeding has been instituted against such Person seeking to adjudicate such Person as bankrupt or insolvent, or seeking any arrangement, adjustment, protection, relief or composition of any of such Person’s debts under any requirements of law relating to bankruptcy or (iii) such Person is unable to pay such Person’s debts as they come due.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any equity holder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Liability” or “Liabilities” each has the meaning set forth in Section 4.4 (a).

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Securities Act” means the Securities Act of 1933, as amended.

ARTICLE II

CONTRIBUTION; CONSIDERATION

Section 2.1 Contribution on the Closing Date.

(a)       Subject to the terms and conditions of this Agreement, Contributor hereby irrevocably contributes, transfers, assigns and otherwise conveys to Contributee and, subject to the satisfaction of the conditions set forth in Section 3.1 and the other terms and conditions of this Agreement, Contributee acquires, accepts and receives as a capital contribution from Contributor, all right, title and interest of Contributor in the Contributed Assets (the “Contribution,” with “Contribute” and “Contributed” having meanings correlative thereto); provided, however, that Contributee does not assume in any manner any liability or agree to perform any obligation (with respect to each, then existing or thereafter arising) in connection to, related with or arising from the Contributed Assets . Contributor hereby relinquishes all legal and equitable interests in the Contributed Assets upon the Closing Date.

(b)       Valuation. The parties hereto have agreed that no professional valuation be performed on the Contributed Assets. The consideration issued is base on an estimate of value made by the Board, and agreed upon by the parties hereto.

(c)       Contributor hereby agrees to protect and defend Contributee’s ownership interest and other rights in the Contributed Assets against any claim arising from the prior ownership of Contributor or any of its predecessors-in-interest.

Section 2.2 Consideration for the Contributed Assets.  On the Closing Date, Contributee shall issue three million (3,000,000) shares of common stock, par value $.001 per share, of Contributee (the “Purchase Price”).

Section 2.3 Intent. This Agreement is intended to effect an absolute, irrevocable transfer, conveyance, assignment and contribution of the Contributed Assets by Contributor to Contributee, and immediately after giving effect to the transfer contemplated by Section 2.1(a) on the Closing Date, Contributor will have no further interest (legal or equitable) in the Contributed Assets and the Contributed Assets will not be property of Contributor’s estate, and Contributee shall have the absolute right to take whatever action it may deem appropriate with respect to any Contributed Asset. The parties hereto agree to treat the transfer pursuant to Section 2.1 for all purposes (including financial accounting purposes) as an absolute transfer on all relevant books, records, financial statements and other documents.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1 Conditions to Obligations of Contributee.

The obligation of Contributee to accept, acquire and pay the Purchase Price for the Contributed Assets on a Contribution Date is subject to the satisfaction of the following conditions:

(a)             Representations and Warranties. The representations and warranties of Contributor under Section 4.2 with respect to itself, and the representations and warranties of Contributor under Section 4.3 with respect to such Contributed Assets, in each case, shall be true and correct as of the Contribution Date (or such other date as of which such representations and warranties are made and/or deemed to be made), and Contributor shall have performed the obligations to be performed by it hereunder on or prior to the Contribution Date.

(b)           Fraudulent Transfer, etc. Contributor (i) is not Insolvent and will not become Insolvent as a result of the contribution of the Contributed Assets on the Contribution Date to Contributee and (ii)  did not intend to incur or believe that Contributor would incur debts that would be beyond Contributor’s ability to pay as such debts matured.  Such transfer was not made by Contributor with actual intent to hinder, delay or defraud any Person and the assets of Contributor did not constitute unreasonably small capital to carry out Contributor’s business as conducted.

(c)           Documents to Be Delivered by Contributor. On or prior to the Closing Date, Contributor shall have delivered a duly and validly executed Bill of Sale, Assignment and Assumption Agreement in the form of Exhibit A attached hereto and made a part hereof for all purposes, together with such other forms of conveyance as may be required by any applicable Governmental Authority or is otherwise expedient, covering all of the Contributed Assets to be contributed to Contributee pursuant hereto

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of Contributee as to Itself.

Contributee hereby makes the following representations and warranties to Contributor.

(a)           Organization and Good Standing. Contributee (i) is a corporation duly formed and organized and validly existing under the laws of the State of Utah and (ii) has the power and authority to own its assets, rights and properties and to conduct its business as such assets, rights and properties are currently owned as such business is currently conducted and to execute, deliver and perform its obligations under this Agreement.

(b)           Power and Authority; No Conflicts. The execution and delivery by Contributee of this Agreement and its performance of, and compliance with, the terms hereof, are within the power of Contributee and have been duly authorized by all necessary corporate action on the part of Contributee. Neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the provisions thereof, will conflict with or result in a material breach of, or constitute a material default under, the Articles of Incorporation, By-laws or other organizational documents of Contributee.

(c)           Due Execution and Delivery. This Agreement has been duly executed and delivered by Contributee and constitutes a legal, valid and binding instrument, enforceable against Contributee in accordance with its terms (subject to applicable insolvency laws and to general principles of equity).

(d)           No Litigation. There are no Actions pending or, to the knowledge of Contributee, threatened against or affecting Contributee, before or by any Governmental Authority with respect to any of the transactions contemplated by this Agreement asserting the illegality, invalidity or unenforceability, or seeking any determination or ruling that would affect the legality, binding effect, validity or enforceability of this Agreement.

Section 4.2 Representations and Warranties of Contributor as to Itself.

Contributor hereby makes the following representations and warranties to Contributee as of the Closing Date, which representations and warranties shall survive the contribution, transfer and assignment of the Contributed Assets by Contributor to Contributee:

(a)           Legal Capacity. Contributor has the legal capacity to execute, deliver and perform Contributor’s obligations under this Agreement.

(b)           No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on Contributor or Contributor’s properties (including, without limitation, the Contributed Assets), or any of the provisions of any indenture, mortgage, lease, license, contract or other instrument to which Contributor is a party or by which Contributor or Contributor’s property (including, without limitation, the Contributed Assets) is bound, or result in the creation or imposition of any Lien upon any of Contributor’s property (including, without limitation, the Contributed Assets) pursuant to the terms of any such indenture, mortgage, lease, contract or other instrument, in each case where such breach or default or creation or imposition would reasonably be expected to have an adverse effect on the value of the Contributed Assets hereunder.

(c)           Consents. Contributor is not required to obtain the consent of any Person or the consent, license, approval or authorization of, or registration or declaration with, any Governmental Authority in connection with the execution, delivery or performance by Contributor of this Agreement, the consummation of the transactions contemplated by this Agreement, or the validity or enforceability of this Agreement against Contributor.

(d)           Due Execution and Delivery. This Agreement has been duly executed and delivered by Contributor and constitutes a legal, valid and binding instrument enforceable against Contributor in accordance with Contributor’s terms.

(e)           No Litigation. There are no Actions pending or, to the knowledge of Contributor after due diligence, threatened against or affecting Contributor, before or by any Governmental Authority having jurisdiction over Contributor or any of Contributor’s properties (including, without limitation, the Contributed Assets) or with respect to any of the transactions contemplated by this Agreement (i) asserting the illegality, invalidity or unenforceability, or seeking any determination or ruling that would affect the legality, binding effect, validity or enforceability of this Agreement or (ii) which would reasonably be expected to have an adverse effect on the value of the Contributed Assets hereunder. Contributor is in compliance with all requirements of law.

(f)           No Default. Contributor is not in default under any agreement, contract, instrument or indenture to which Contributor is a party or by which Contributor or Contributor’s properties (including, without limitation, the Contributed Assets) is or are bound, or with respect to any order of any Governmental Authority; and no event has occurred and no event could reasonably be expect to occur which with notice or lapse of time or both would constitute a default with respect to any such agreement, contract, instrument or indenture, or with respect to any such order of any Governmental Authority.

(g)           No Fraudulent Transfer. Contributor is not entering into this Agreement with the intent (whether actual or constructive) to hinder, delay or defraud Contributor’s present or future creditors and is receiving reasonably equivalent value and fair consideration for the Contributed Assets reflected in the value of Contributor’s equity interest in Contributee.

Section 4.3 Representations and Warranties of Contributor with Respect to Contributed Assets.

Contributor hereby makes the following representations and warranties to Contributee with respect to the Contributed Assets:

(a)           Requirements of Law. Such Contributed Asset complies in all respects with all applicable requirements of law.

(b)           No Default. No notice of default has been issued and no event could reasonably be expected to occur which, with notice or lapse of time or both, would constitute a default on any Contributed Asset.

(c)           Assignability. Such Contributed Asset may be assigned in the manner that such asset is contemplated to be assigned pursuant to this Agreement.

(d)           Ownerships; No Other Pledge. Contributor is the sole owner of and has good and marketable title to the Contributed Asset, free and clear of any Lien of any Person claiming through or under Contributor. Without limiting the foregoing, Contributor has not pledged any of her interest in any Contributed Asset nor pledged or assigned any portion of the payments due and payable, or to become due and payable, in connection any Contributed Asset to any Person.

(e)           Securities Laws. In connection with the execution and delivery of this Agreement and the Contribution, the Contributor has complied with, and the Contribution complies, with the Securities Act and the “blue sky” laws of any and all applicable states.

Section 4.4 Indemnification by Contributor.

(a)           Contributor (the “Indemnifying Party”) agrees to the fullest extent permitted by applicable law, to indemnify and hold Contributee (and its officers, directors, employees, agents and representatives) (each, an “Indemnitee”) harmless against all losses, liabilities, obligations, damages, penalties, fines, forfeitures, legal fees, and related costs and judgments and other costs, disbursements, fees and reasonable expenses imposed upon or incurred by or asserted against any Indemnitee (collectively, “Liabilities,” and each a “Liability”) and against any Action arising out of or relating to, or resulting from (i) the breach by the Indemnifying Party of any representation, warranty or covenant under this Agreement, (ii) the Indemnifying Party’s negligence, bad faith or willful misconduct or (iii) with respect to any Contributed Asset, Liability payable by Contributee.

(b)           Any Indemnitee that proposes to assert the right to be indemnified under  Section 4.4(a) will promptly, after receipt of notice of the commencement of any Action against such party in respect of which a claim is to be made against the Indemnifying Party under such section, notify the Indemnifying Party of the commencement of such Action, enclosing a copy of all papers served. In the event that any Action shall be brought against any Indemnitee, such Indemnitee shall notify the Indemnifying Party of the commencement thereof and the Indemnifying Party shall be entitled to participate in, and to the extent that it shall wish, to assume the defense thereof, with its counsel reasonably satisfactory to such Indemnitee; provided that the Indemnifying Party shall not enter into any settlement with respect to any Action unless such settlement includes an unconditional release of such Indemnitee from all Liability on claims that are the subject matter of such settlement and fully discharges with prejudice against the plaintiff the Action against such Indemnitee and does not include a statement as to, or an admission of, fault, culpability or failure to act by or on behalf of such Indemnitee; and provided, further, that the Indemnitee shall have the right to employ its own counsel at its sole expense in any such Action, the defense of which is assumed by the Indemnifying Party in accordance with this Section 4.4. No Indemnitee shall settle or compromise any Action covered pursuant to this Section 4.4 without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed. The provisions of this Section 4.4 shall survive the termination of this Agreement.

ARTICLE V

COVENANTS OF THE PARTIES

Section 5.1 Further Action Evidencing Contribution.   Contributor agrees that at any time and from time to time, at its sole expense, it will promptly execute and deliver all such further documents, instruments, agreements, and take all further actions as (i) are requested by Contributee or its assignees from time to time hereafter, (ii) may be necessary, appropriate or desirable to perfect, protect or more fully evidence Contributee’s and its assignees’ interests in the Contributed Assets or (iii) to enable Contributee and/or its assignees (or any agent or designee of any of the foregoing) to have an enforceable ownership interest in the Contributed Assets and any other rights hereunder.

ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 6.1 Obligations of Contributor. To the fullest extent permitted by applicable law, the obligations of Contributor under this Agreement shall not be affected by reason of any invalidity, illegality or irregularity of any Contributed Asset.

Section 6.2 Waivers; Amendment. No failure or delay on the part of any party hereto or any assignee thereof, in exercising any power, right or remedy under this Agreement, shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any provision of this Agreement may be amended only if such amendment is executed by the parties hereto in writing.

Section 6.3 Costs and Expenses. Contributor will pay all expenses incident to the performance of its obligations incurred in connection with this Agreement, including fees and expenses of counsel, in connection with the protection of Contributee’s right, title and interest in and to the Contributed Assets, and the enforcement of any obligation of Contributor hereunder.

Section 6.4 Survival. The respective representations and warranties made by the parties hereto in this Agreement shall remain in full force and effect and will survive execution and delivery of this Agreement. In addition, the provisions of Section 4.4, Section 6.2, Section 6.3, this Section 6.4, Section 6.10 and Section 6.11 shall remain in full force and effect and will survive termination of this Agreement.

Section 6.5 Notices. All notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly received:

(a)
if given by fax or email, when transmitted and the appropriate confirmation received, as applicable, if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission;

(b)	if given by certified or registered mail, return receipt requested, postage prepaid, three business days after being deposited in the U.S. mail; and

(c)
if given by courier, messenger or other means or hand delivery, when received or personally delivered and, in any such case, addressed as indicated herein, or to such other addresses as may be specified by any such party hereto to the other pursuant to notice given by such party in accordance with the provisions of this Section 6.5.

(i)	in the case of Contributor:

Amanda Godin 123 Parker Ave. Liverpool, NY 13088

(ii)	in the case of Contributee:

Biolog, Inc. 123 Parker Avenue Liverpool, NY 13088 Attention: Amanda Godin

Section 6.6 Severability. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Section 6.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. A faxed or electronic copy of a counterpart signature page shall be deemed an original.

Section 6.8 Successors and Assigns. All covenants and agreements contained herein shall be binding upon, and inure to the benefit of the parties hereto and their respective heirs, executors, representatives, successors and permitted assigns, as applicable, all as herein provided. Any request, notice, direction, consent, waiver or other instrument or action by a party hereto shall bind the successors and assigns of such party.

Section 6.9 Entire Agreement. This Agreement, together with the schedules and exhibits hereto, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all previous oral statements and other writings with respect thereto.

Section 6.10 References.  All references to Schedules, Exhibits and Sections refer to Schedules, Exhibits and Schedules of this Agreement.

Section 6.11 Governing Law; Waiver of Jury Trial.

(a)                         THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS THEREOF. THE PARTIES HERETO HEREBY DECLARE THAT IT IS THEIR INTENTION THAT THIS AGREEMENT SHALL BE REGARDED AS MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND THAT THE LAWS OF SAID STATE SHALL BE APPLIED IN INTERPRETING ITS PROVISIONS IN ALL CASES WHERE LEGAL INTERPRETATION SHALL BE REQUIRED. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES (A) TO BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE FEDERAL COURTS SITTING IN THE STATE OF NEW YORK, AND (B) (1) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF NEW YORK, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF NEW YORK AS SUCH PARTY’S AGENT FOR ACCEPTANCE OF LEGAL PROCESS, AND (2) THAT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, SERVICE OF PROCESS MAY ALSO BE MADE ON SUCH PARTY BY PREPAID CERTIFIED MAIL WITH A PROOF OF MAILING RECEIPT VALIDATED BY THE UNITED STATES POSTAL SERVICE CONSTITUTING EVIDENCE OF VALID SERVICE, AND THAT SERVICE MADE PURSUANT TO (B) (1) OR (2) ABOVE SHALL, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF NEW YORK.

(b)               THE PARTIES HERETO EACH HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATING OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto hereby have caused this Asset Contribution Agreement to be executed by their respective officers thereunto duly authorized as of the date and year first above written.

Contributor
/s/ Amanda Godin
Amanda Godin

BIOLOG, INC., as Contributee
By:	/s/ Garry McHenry
Name: Garry McHenry
Title: Secretary

Schedule 1

Contributed Assets

25 Elcotel Series 4 pay telephones

19 pedestals enclosures

14 inside enclosures

EXHIBIT A

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

This BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Bill of Sale”) is entered into as of the 18th day of October, 2010 and effective as of the 1st day of September, 2010 by and between Amanda Godin, an individual with an address at 123 Parker Ave., Liverpool, NY 13088 (“Contributor”), and Biolog, Inc., a Utah corporation with an address at 123 Parker Avenue, Liverpool, NY 13088 (“Contributee”).  Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Contribution Agreement (as defined herein).

WHEREAS, Contributor and Contributee are parties to that certain Asset Contribution Agreement of even date herewith (the “Contribution Agreement”), pursuant to which Contributor has agreed to contribute the assets listed on Schedule I thereto (the “Contributed Assets”) to Contributee, and Contributee has agreed to receive such Contributed Assets as a capital contribution from Contributor, in accordance with the terms and provisions of the Contribution Agreement; and

WHEREAS, in order to consummate the transactions contemplated by the Contribution Agreement, Contributor and Contributee desire to enter into this Bill of Sale.

NOW, THEREFORE, in consideration of the premises, mutual representations and warranties and covenants contained herein and in the Contribution, including, without limitation, the issuance to Contributor of three million shares of  Contributee’s common stock, par value $.001 per share, the parties hereto hereby agree to the following:

1.           Effective as of the Closing Date, Contributor does hereby contribute, transfer, assign and otherwise convey to Contributee and its successors and assigns, to have and to hold forever, all of Contributor’s right, title and interest in and to the Contributed Assets, free and clear of all Liens.

2.           Contributor, for herself and her heirs, executors, representatives and assigns, hereby represents, warrants and covenants to Contributee and its successors and assigns that:

(a)           Contributor has the legal capacity to contribute the Contributed Assets to Contributee as a capital contribution and to make, execute and deliver this Bill of Sale and enter into the covenants, promises and undertakings contained herein; and

(b)           Contributor has good, valid and marketable title to the Contributed Assets.

3.           Contributor hereby covenants and agrees with Contributee and its successors and assigns that it will take all actions and make, execute, acknowledge and deliver all instruments, papers and documents which may be or become necessary, proper or convenient to enable Contributee to reduce to possession, collect, enforce, own or enjoy any and all rights and benefits in, to, with respect to, or in connection with, the Contributed Assets, or any part or portion thereof, after the Closing Date, and to carry out and effectuate the intent and purposes of the Contribution Agreement and this Bill of Sale.

4.           This Bill of Sale and the covenants, agreements, undertakings, warranties and representations herein contained shall inure to the benefit of Contributee, its successors and assigns, and shall bind Contributor and her heirs, executors, representatives and assigns.

5.           Notwithstanding the foregoing, no provision of this Bill of Sale shall in any way modify, replace, amend, change, rescind, waive or in any way affect the express provisions (including the warranties, covenants, agreements, conditions, representations or any of the obligations and indemnifications of Contributor or Contributee) set forth in the Contribution Agreement.  This Bill of Sale is intended solely to effect the transfer of the Contributed Assets to Contributee in accordance with the Contribution Agreement.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Bill of Sale, Assignment and Assumption Agreement to be executed this 18th day of October, 2010 and effective as of the 1st day of September, 2010.

BIOLOG, INC.

By:	/s/ Garry McHenry
Name:	Garry McHenry
Title:	Secretary